Exhibit 1.3

Amendments to the Amended and

Restated Memorandum and Articles of Association

Amendment of Article 8(d)(iii) of the Amended and Restated Memorandum and Articles of Association of the Company by replacing it with the following paragraph:

“Upon any sale, transfer or disposition of Class A Ordinary Shares by a holder thereof to any person or entity which is not an Affiliate of such holder, such Class A Ordinary Shares shall be automatically and immediately converted into an equal number of Class B Ordinary Shares.”

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